Ex.) 28(e)(10)

SSgA Funds

100 Huntington Ave

CPH0326

Boston, MA 02116

State Street Global Markets, LLC

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

Re: New Share Classes of SSgA Funds (the “Trust”)

June 19, 2014

Ladies and Gentlemen:

Reference is made to the Amended and Restated Distribution Agreement between SSgA Funds and State Street Global Markets, LLC dated May 1, 2014 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice that the undersigned Trust has established new Class A, Class C, Class I and Class K shares (the “New Share Classes”) for the SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA Clarion Real Estate Fund, SSgA Emerging Markets Fund, SSgA International Stock Selection Fund and SSgA High Yield Bond Fund (the “Funds”).

Additionally, please be advised that the undersigned Trust has renamed the existing classes as presented in the following chart (“Class N”):

New Name	Old Name
Class N	Institutional

We request that you act as Distributor under the Agreement with respect to the New Share Classes and Class N.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

Ex.) 28(e)(10)

Very truly yours,

SSgA Funds

By:	/s/ Ellen Needham
Ellen Needham, President

Accepted:

State Street Global Markets, LLC

By:	/s/ Donald L. McArdle
Donald L. McArdle, Vice President